Exhibit 10.2

BUSINESS AGREEMENT

This business agreement is dated as of April 30th, 2009 (“Effective Date”), and is between MINNETRONIX, INC., a Minnesota corporation (“Minnetronix”), and QIG GROUP, LLC, a Delaware limited liability company (“Client”).

WHEREAS, Minnetronix has experience and expertise in contract design and manufacturing of electronic, software, and mechanical assemblies for medical device companies having software and electronics-based products; and

WHEREAS, Client is engaged in the business of developing and/or manufacturing, distributing and selling medical devices; and

WHEREAS, Client and Minnetronix desire to enter into a business relationship and establish the terms and conditions upon which Minnetronix may perform Services and/or manufacture Products as desired by Client from time to time during the term of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises of the parties contained in this Agreement, Client and Minnetronix agree as follows:

ARTICLE 1
AGREEMENT SCOPE; DEFINITIONS

1.1.     Purpose. This Agreement defines the general terms and conditions governing all transactions between Minnetronix and Client for Services and Products performed and/or manufactured by Minnetronix for Client from time to time during the term of this Agreement.

1.2.     Products and Services. Additional terms and conditions applicable to the specific Services to be performed and/or the Products to be manufactured by Minnetronix will be identified from time to time during the term of this Agreement in one or more Statements of Work and/or the Manufacturing Addendum and the Schedules thereto.

1.3.     Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Agreement” means this business agreement, together with the Statements of Work and the Manufacturing Addendum, including all Schedules thereto.

“Client Materials” means all Developed Materials that Client reasonably considers to be patentable by or otherwise a trade secret of Client.

“Component” means any part, material, subassembly, or other component used in connection with the manufacture of Products.

“Deliverable” means a physical device or devices, including prototypes and pre-production units, provided to the Client by Minnetronix as a result of a Statement of Work and for which specifications exist which have been mutually approved by Client and Minnetronix.

“Developed Materials” means all Materials developed by Minnetronix for Client, including, but not limited to, all ideas, inventions, developments and improvements conceived or reduced to practice, and all other work products, including, but not limited to, Deliverables, documents, models and other tangible items, as a result of this Agreement for which full consideration has been made by Client, but excludes all (i) Preexisting Materials, (ii) Materials created by or for Minnetronix in separate efforts at its own expense, even to the extent that such Materials are used by Minnetronix in the performance of this Agreement, (iii) Materials generally known or available to those skilled in the art, and (iv) Materials owned by third parties and licensed to Minnetronix.

“Development Program” means the development and/or design transfer program described generally in a Statement of Work.

“ECO” means any Engineering Change Order that may be approved from time to time by Minnetronix and Client regarding a change to one or more Specifications applicable to a Product assembly or sub-assembly.

“FDA” means the United States Food and Drug Administration.

“Manufacturing Addendum” means the manufacturing addendum that sets forth additional terms and conditions applicable to the manufacture of Products, is signed by both parties and references this Agreement.

“Materials” means algorithms, copyrights and copyright registrations and applications, designs, discoveries, drawings, formulas, inventions, know-how, patents and patent applications, processes and trade secrets, and all amendments, modifications and improvements to any of the foregoing.

“person” means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, or government or any department or agency thereof.

“Preexisting Materials” means Materials created by or for Minnetronix prior to its beginning work for Client pursuant to this Agreement.

“Products” means those products of Client, if any, described in one or more Schedules.

“Product Liability Damages” means any liability, claim or expense, including but not limited to reasonable attorneys’ fees and medical expenses, arising in whole or in part out of claims of third parties for personal injury or loss of or damage to property relating to or arising out of the provision, sale, use or other exploitation of the Developed Materials or any Product, whether based on strict liability in tort, negligent manufacture of product, or any other allegation of liability arising directly from the design, testing, manufacture, packaging, labeling (including instructions for use), or sale of any product incorporating all or any portion of the Developed Materials, including any Product.

“PSC” means a project scope change mutually agreed upon by Client and Minnetronix.

“Purchase Order” means a properly authorized, written, emailed, or facsimile document specifying, and/or attaching, items including a description of the Products, Components, or Services requested by Client, applicable part numbers, quantity, revision number, delivery schedule, destination, shipping method, Specifications, special acceptance criteria (if any), unit price, and total authorized cost of the Products, Components, or Services ordered.

“QSR” means the FDA’s Quality System Regulation.

“Schedule” means any schedule that sets forth additional terms and conditions applicable to one or more Products, is signed by both parties and references this Agreement.

“Services” means any design, engineering, sustaining, manufacturing, test, and/or support services performed by Minnetronix for Client.

“Specifications” means the complete specifications required to inspect, manufacture, test, and ship a Product in a manner acceptable to Client, including part numbers, revisions, bills of material and any other specifications applicable to such Product.

“Statement of Work” means any development and/or design transfer plan that is signed by both parties and references this Agreement, as such development and/or design transfer plan may be revised from time to time by a PSC or other written agreement of the parties.

ARTICLE 2
DEVELOPMENT OBLIGATIONS

2.1.     Scope of Work.

(a)     If, at any time during the term of this Agreement, Client desires to retain Minnetronix to perform Services in support of a Development Program, the additional terms and conditions set forth in a Statement of Work with respect to the applicable Development Program, when signed by duly authorized representatives of both Client and Minnetronix, shall apply. Minnetronix shall use its commercially reasonable efforts to perform its Services in accordance with the scope of the Statement of Work and the assumptions set forth therein. In the event of a conflict between any term of this Agreement and a Statement of Work or Manufacturing Addendum and the Schedules thereto, the term of this Agreement will prevail.

(b)     Client shall use its commercially reasonable efforts to provide promptly the assistance, cooperation, feedback, directions and updates of any documentation and information identified in any Statement of Work, or as otherwise reasonably requested by Minnetronix from time to time. Client shall appoint a primary contact representative who will facilitate and coordinate any action required of Client.

2.2.     Compensation. In consideration for the Services to be performed by Minnetronix, Client shall pay Minnetronix the fees and expenses described in the Statement of Work.

2.3.     Budgeting and Schedules. Client acknowledges that the Services to be performed by Minnetronix shall be billed to Client in accordance with the Statement of Work. Minnetronix shall provide Client with periodic updates regarding the fees incurred to date and its estimates to complete the then remaining scope of work to be performed by Minnetronix under the Statement of Work.

2.4.     Representations and Warranties. Minnetronix represents and warrants to Client that: (a) Minnetronix owns or has licensed or otherwise procured all of the rights, title and interest in and to the patents, copyrights, know-how and all other intellectual property of Minnetronix or any third party that appear on or are otherwise used in connection with the Developed Materials, the Services and the Products; (b) the development, supply, use and sale of the Developed Materials and Products in accordance with the terms of this Agreement, and the performance of the Services, does not and will not present any issue of infringement of any third party’s rights under any patent, copyright or misappropriation of any trade secret of any third party; (c) Minnetronix is presently unaware of any infringement by any third party of any of its intellectual property; (d) the development and the supply of the Developed Materials and the Products and Minnetronix’s performance under this Agreement will comply at all times with all applicable national, state and local laws, rules and regulations; and (e) Minnetronix’ performance under this Agreement will be conducted in a workmanlike manner consistent with industry standards reasonably applicable to the performance of the Services. EXCEPT AS SET FORTH IN THIS SECTION 2.4, ANY AND ALL UNITS OR OTHER MATERIALS MANUFACTURED AND/OR DELIVERED BY MINNETRONIX PURSUANT TO A STATEMENT OF WORK ARE PROVIDED TO CLIENT “AS IS”.

2.5.     Acceptance. Within 30 days of its receipt of a Deliverable pursuant to a Statement of Work, Client will inspect and issue notice to Minnetronix to indicate: (a) that the Deliverable conforms, in all material respects, to the applicable, mutually approved Specifications and therefore is accepted (“Acceptance Notice”); or (b) that the Deliverable does not conform in all material respects, to the applicable, mutually approved Specifications and, therefore, is rejected (“Rejection Notice”). With respect to a Deliverable, if Minnetronix does not receive a Rejection Notice within 14 days of Client’s receipt of the Deliverable, the Deliverable will be deemed accepted, except as to latent defects which are not reasonably discoverable and render the Deliverable not conforming to the applicable Specifications, which Deliverable Client may reject upon its discovery of such latent defects. Client must notify Minnetronix of latent defects within 60 days of receiving a Deliverable. Upon receiving a Rejection Notice, Minnetronix will use commercially reasonable efforts to modify the Deliverable or produce a new Deliverable so that the modified Deliverable or new Deliverable conforms to the applicable, mutually approved Specifications and will deliver the modified or new Deliverable to Client within a reasonable period of time after it receives the Rejection Notice, with all charges associated with any such modified Deliverable or new Deliverable to be agreed upon by the parties in writing in advance. The parties will repeat this procedure until each Deliverable, based on the good faith determination of both parties, conforms, in all material respects, to the applicable Specifications. However, if any Deliverable fails to conform, in all material respects, to the applicable Specifications on being tested by Client on the third or later occasion that such Deliverable has been submitted for testing, Client shall have the right to terminate the applicable Statement of Work on written notice to Minnetronix, without any further liability to Minnetronix per the terms of Clause 8.3a.

ARTICLE 3
MANUFACTURING OBLIGATIONS

3.1.     Manufacturing. If, at any time during the term of this Agreement, Client desires to retain Minnetronix to manufacture any Products, the additional terms and conditions set forth in the Manufacturing Addendum, when signed by duly authorized representatives of both Client and Minnetronix, shall apply. Additional terms specific to any particular Product to be manufactured by Minnetronix and purchased by Client, including a description of such Product and the pricing terms that shall apply to such Product, shall be negotiated by the parties in good faith and set forth in one or more Schedules.

ARTICLE 4
PAYMENT AND OTHER CONSIDERATION

4.1.     Invoices. With respect to any Services provided hereunder, Minnetronix shall issue invoices to Client on a monthly basis. With respect to any Products delivered hereunder, Minnetronix shall issue invoices to Client as Products are shipped from Minnetronix’ facility, and Client shall pay the applicable price for the shipped units and associated shipping costs, less any credit for any applicable prepayment, downpayment, deposit or allowance for Client-supplied Components as established in the Manufacturing Addendum and/or Schedules and reflected in the invoices delivered to Client hereunder. Notwithstanding the foregoing, Client may dispute in good faith all or any part of an invoice that is submitted by Minnetronix to Client. Client must notify Minnetronix of any such dispute and include its reasons for disputing the amount in question. Client will not be obligated to pay any amount in dispute until the parties have reached an agreement.

4.2.     Payment Terms. Client shall deliver payment in full to Minnetronix within 30 days after the invoice date. A late fee will be assessed to any overdue invoices. Such late fee shall be the lesser of (a) 1.5%/month, or portion thereof, and (b) the maximum amount permitted by law. In the event that full payment is not made within 60 days after the invoice date, Minnetronix may cease all efforts on the Services and the Products and refer the account to a collection agency.

4.3.     Out-of-pocket Expenses. Client shall pay Minnetronix for all reasonable out-of-pocket expenses that Minnetronix incurs in relation to the Services provided hereunder so long as Client has pre-approved such expenses in writing. Reasonable out-of-pocket expenses include out-of-town air and ground travel, food, and lodging, where applicable,. Mileage reimbursement for personal vehicle use shall be at the current IRS rate per mile where Minnetronix travels out-of-town by personal or company vehicle in relation to the Services provided hereunder.

4.4.     Expedite Costs. Minnetronix shall be responsible for its own and its suppliers’ expedite costs, if any, incurred in order to meet the standard delivery schedule unless such expedite costs are requested by Client in writing. Any reasonable expedite costs incurred by Minnetronix requested by Client in writing shall be recharged to and paid by Client.

4.5.     Overtime Costs. Minnetronix shall be responsible for its own overtime costs incurred in order to meet the standard delivery schedule unless such overtime costs become necessary due to or are requested by Client. Any reasonable overtime costs incurred by Minnetronix requested by Client in writing shall be recharged to and paid by Client.

4.6.     Other Costs. Other costs may be incurred in connection with additional Services provided by Minnetronix at Client’s request. Such costs may include, but are not limited to, Services requested by Client as contemplated by Sections 5.6, 5.7, and 6.4 of this Agreement and Sections 3.5, 4.1(b), 4.2, 5.2 and 5.3 of the Manufacturing Addendum. These costs shall be recharged to and paid by Client only if Client has pre-approved them in writing and they will be based on materials costs, third-party costs, or the then-current rates of Minnetronix personnel.

ARTICLE 5
REGULATORY MATTERS

5.1.     Quality Systems Requirements. Minnetronix will establish and maintain formal quality systems and processes that are compliant with the QSR (21 CFR 820) and ISO 13485. Such systems and processes will be provided and maintained by Minnetronix. Special quality system requirements for a Product, if any, shall be reflected in the Specifications for the Product at the time of placement of a Purchase Order, or as subsequently changed by the parties in writing via Minnetronix’ ECO process. Minnetronix will inform Client and obtain prior approval for any changes to be made that can affect the quality of the Products.

5.2.     Client Audit Rights. Minnetronix agrees that Client or any of its duly authorized representatives shall have access to and the right to reasonably perform routine audits on any pertinent design, manufacturing, or quality systems or processes and associated documentation upon at least five (5) business days’ prior written notice. Such audits shall occur once every 12-month period unless additional audits are required for cause (complaint investigation, adverse event investigations, etc.). Each of Client and Minnetronix shall bear all of its own costs in connection with routine audits. Client and Minnetronix will work in good faith based on the outcome of “for cause” audits to determine responsibility for costs associated with “for cause audits”.

5.3.     Quality System Records. Minnetronix shall keep records, including Device Master Records, on any Products in accordance with the QSR (21 CFR 820) and ISO 13485 standards for the period specified in the Schedules.

5.4.     Traceability. Minnetronix will provide lot or serial traceability to selected Components for Products as agreed to by Client and Minnetronix in accordance with Section 5.1.

5.5.     Corrective and Preventive Action. A corrective and preventive action system will be managed and maintained by Minnetronix as necessary to meet the requirements of the QSR (21 CFR 820) and ISO 13485 or otherwise as a seller of products to Client in accordance with Section 5.1.

5.6.     Complaints/Vigilance. Client is responsible for establishing and maintaining appropriate complaint handling systems and compliance with all applicable regulatory reporting requirements (including, but not limited to, medical device reports and vigilance reports) in any country where the Finished Medical Device is sold and (a) is responsible for making all necessary reports to applicable regulatory agencies or authorities and (b) will provide copies of any necessary reports to Minnetronix as promptly as practicable. Client shall notify Minnetronix of any customer complaints related to the work performed by Minnetronix, and any Medical Device Reports or vigilance reports that are submitted to the FDA or other international regulatory agencies regarding a particular Product within 10 business days of their notification or submission. Client and Minnetronix will cooperate in good faith to respond to all Client inquiries and complaints relating to the Products and the recordkeeping and reporting relating thereto. Client must promptly notify Minnetronix of any Product-related complaint that it or any of its agents or designated representatives receive or any complaint, incident, or near incident, regarding the Product of which any of them become aware. Minnetronix will provide all reasonable assistance requested by Client in investigating Client complaints, incidents or near incidents regarding the Product that are related to or arise from the manufacturing or packaging of the Product.

5.7.     Recalls. If the FDA or any other regulatory authority under Applicable Law seizes any Product, requests a recall of the Product, or otherwise notifies Client or Minnetronix of any violation or potential violation of any Applicable Law, the first notified party must promptly notify the other party and provide it with a copy of any applicable recall letter or equivalent written notification. Client and Minnetronix will reasonably cooperate with each other in the event of any recall of any Product. Client and Minnetronix will each provide information reasonably requested by the other to investigate the cause and extent of the problem. To the extent the recall is in a country where the Product is sold under Client approval or marketing clearance, Client will have the final authority to determine the course of action. In the event that Minnetronix independently believes that a recall for any of the Products may be necessary or appropriate, Minnetronix will notify Client. The parties will fully discuss, in good faith, and cooperate with each other concerning the necessity and nature of such action; however, the coordination thereof will be handled by Client, whether or not such action was initially requested by Minnetronix. Recalls will be the responsibility of Client, and Client will bear all expenses connected therewith. For the purposes of this Agreement, the expenses of the recall will include, but not be limited to, all expenses for notification of Client and the destruction or return of the recalled Product, as well as all reasonable out-of-pocket costs and expenses incurred by Client and Minnetronix. In the event any recall is attributable to a breach of any of the warranties provided in Section 2.4, Minnetronix will credit Client account for the Products recovered and returned to Client or Minnetronix (or destroyed at Client request).

5.8.     Regulatory Responsibility. Client shall be responsible for all FDA and other applicable international (e.g., MDD, CMDCAS, etc.) regulatory reporting and registration, regulatory submissions, product performance monitoring, and field service. Minnetronix shall be responsible for maintaining FDA registration for each Minnetronix facility that manufactures any Products.

5.9.     Agencies. If Client seeks regulatory or safety agency approval for its products into which any Developed Materials will be incorporated, Minnetronix agrees to cooperate and fully support Client as requested. Minnetronix will cooperate with agency inspections (e.g., UL, CSA, etc.) relating specifically to any Products.

5.10.     Inquiries. If any governmental agency contacts Client or Minnetronix to inquire about or investigate any Product manufactured by Minnetronix, Client or Minnetronix, as applicable, shall use its best efforts to give notice thereof to the other party within 24 hours of receipt of such contact.

ARTICLE 6
INTELLECTUAL PROPERTY RIGHTS

6.1.     Confidential Information.

(a)     For purposes of this Agreement, “Confidential Information” includes all information furnished to the receiving party relating to the business conducted or to be conducted by the disclosing party, including, but not limited to, information on markets, customers, products, pricing, software, source code, inventions, procedures, designs, financial status, plans, organization and general business strategy. Confidential Information includes information furnished in written, electronic or oral form, as well as any information that is obtained by visiting the facilities or the offices of a party, and any information that may be derived from the review of product samples, software or other assets. Confidential Information includes all information disclosed prior to, on or after the date of this Agreement. The term “Confidential Information” shall also include any third party information with limitations regarding its release, including, but not limited to, license or distribution agreements, to the extent that such third party information is disclosed to either party.

(b)     Each party hereby agrees that (i) all Confidential Information shall remain the property of the disclosing party; (ii) each party shall keep Confidential Information received from the other party in confidence and trust and shall not use it for any purpose other than in the course of such party’s performance of its obligations or exercise of its rights under this Agreement; (iii) Confidential Information may only be disclosed to the receiving party’s directors, officers, employees, consultants, agents and advisors who need to know such information in furtherance of the receiving party’s performance of its obligations under this Agreement (collectively, “Representatives”), it being understood that each such Representative shall be informed by the receiving party of the confidential nature of such information and directed by the receiving party to treat such information confidentially, and the receiving party shall be responsible for any breach of this obligation of confidentiality by any such Representative; and (iv) neither party nor its Representatives will, without the other party’s prior written consent, disclose to any person (other than its Representatives) any information about the terms and conditions set forth in this Agreement.

(c)     Nothing in this Agreement shall prohibit or limit either party’s use of information that (i) is or becomes publicly known through no act or omission of the receiving party; (ii) is information that the receiving party can demonstrate was lawfully in the receiving party’s possession before disclosure by the disclosing party and was not acquired, directly or indirectly, from the disclosing party; (iii) is obtained from a third party without obligation to the disclosing party and with a legal right to transmit the information; or (iv) is independently developed by the receiving party without use of the other party’s Confidential Information.

(d)     In the event that the receiving party or any of its Representatives becomes legally compelled to disclose all or any portion of the disclosing party’s Confidential Information, the receiving party will provide the disclosing party with prompt notice thereof, so that the disclosing party may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the receiving party or its Representative will furnish only that portion of the disclosing party’s Confidential Information that is legally required to be disclosed and the receiving party will exercise reasonable efforts to obtain reliable assurances that confidential treatment will be afforded to such information.

(e)     Upon termination of this Agreement, either party may request that the other party return or destroy the Confidential Information that the other party has in its possession or control; provided, however, that neither party will be obligated to deliver or destroy any Confidential Information that is in electronic format; rather, the parties will be permitted to retain such Confidential Information subject to the ongoing obligations of confidentiality set forth in this Agreement.

(f)     Notwithstanding any Non-Disclosure Agreements that may exist between the parties, any Confidential Information disclosed or made available in connection with this Agreement or any Statement of Work will be subject to the terms of this Section 6.1.

6.2.     Technical Data and Intellectual Property Ownership. All Developed Materials generated by Minnetronix or Client, alone or with others, relating to the Services are the exclusive property of Client. All Developed Materials will be considered “works made for hire” (as that term is defined in The Copyright Act of 1976, as amended). Minnetronix hereby assigns to Client all right, title and interest in and to all Developed Materials, all applications for United States and foreign patents or copyrights, disclosing the same and all United States and foreign patents or copyrights granted upon the same. Client hereby grants to Minnetronix a non-exclusive, perpetual, fully-paid up, royalty-free, worldwide, irrevocable right and license, with the right to grant sublicenses, to make, have made, use, reproduce, modify, make derivative works, make improvements, publicly display, distribute, sell and offer to sell, lease, import, practice and otherwise transfer or dispose of all Developed Materials that are not Client Materials exclusively outside the field of use of implantable neurostimulator products and systems.

6.3.     License of Preexisting Materials. Each party shall retain any and all right, title and interest to any intellectual property rights that such party possessed prior to entering into this Agreement. Insofar as Client has made full consideration for work performed under this Agreement to Minnetronix, Minnetronix hereby grants to Client a nonexclusive, perpetual, irrevocable, worldwide, royalty-free license to all Preexisting Materials that may be included in the deliverables, if any, provided by Minnetronix to Client under a Statement of Work or included in the Developed Materials or Products, in order for Client to make, have made, use, import, sell and have sold the Products or any other products of Client.

6.4.     Further Assurances. Each party shall cooperate with the other party, both during and after the term of this Agreement, in the procurement and maintenance of the Developed Materials, and agree to execute, when requested, any other documents reasonably deemed necessary or appropriate by the other party to carry out the provisions of this Article 6, including the filing and prosecution of any patent applications. Without limiting the generality of the foregoing, Minnetronix agrees to (a) promptly and fully disclose in writing to Client all Work Product; (b) execute assignment documents for all Work Product, as well as the intellectual property rights thereto, to Client at the Client’s request; (c) assist Client, at Client’s expense, in obtaining and maintaining patent, copyright and other intellectual property protection in all Work Product; (d) execute all documents necessary to obtain and maintain such patent, copyright and other intellectual property protection in the name of Client; and (e) maintain all information relative to all Work Product, as Confidential Information of Client subject to the obligations of confidentiality set forth in this Article 6.

6.5.     Inability of Minnetronix to Deliver. In the event that Minnetronix can no longer perform its obligations under the Development Program or provide Products to Client due to Minnetronix’ bankruptcy, insolvency, or Minnetronix otherwise ceasing to conduct its operations in the normal course of business (including an inability to meet its obligations as they mature), then Minnetronix hereby grants to Client a non-exclusive, perpetual, irrevocable, worldwide, royalty-free license to any Materials owned by Minnetronix that are necessary to complete the Development Program in accordance with the Statement of Work or required to manufacture the Products. Minnetronix shall provide to Client all information, designs, and documentation required to produce the Products, including design, assembly, test, and manufacturing documentation, test equipment, electronic files, software source code and executables, programming equipment, and any other Components required to manufacture the Products. These Components shall be provided by Minnetronix to Client in a timely manner and at a reasonable cost.

ARTICLE 7
INDEMNIFICATION

7.1.     Indemnification by Minnetronix. Subject to Section 7.4, Minnetronix shall indemnify, defend, and hold harmless Client and its officers, directors, employees, agents, successors and assigns from and against any and all losses, liabilities, damages, and expenses, including reasonable attorneys’ fees and expenses (“Losses”), that they may suffer as a result of any claims, demands, actions or other proceedings made or instituted by any third party against any of them and arising out of or relating to (a) the material breach by Minnetronix of any representation, warranty, covenant or other agreement of Minnetronix set forth in this Agreement or any Statement of Work, including, but not limited to, any claim that the Services, the Developed Materials or the Products infringes any patent, copyright, trademark, trade secret or other proprietary right of any third party or (b) the negligence or willful misconduct of Minnetronix in the performance of its obligations under this Agreement or any Statement of Work (in each case, except to the extent Minnetronix has a claim against Client pursuant to Section 7.2).

7.2.     Indemnification by Client. Subject to Section 7.4, Client shall indemnify, defend, and hold harmless Minnetronix and its officers, directors, employees, agents, successors and assigns from and against any and all Losses that they may suffer as a result of any claims, demands, actions or other proceedings made or instituted by any third party against any of them and arising out of or relating to (a) the material breach by Client of any covenant or other agreement of Client set forth in this Agreement or any Statement of Work, (b) any Product Liability Damages, in each case, except to the extent Client has a claim against Minnetronix pursuant to Section 7.1 or to the extent arising out of or in connection with any negligence or willful misconduct of Minnetronix.

7.3.     Procedure. If a claim by a third party is made against Client or Minnetronix, as the case may be (the “Indemnified Party”), and the Indemnified Party intends to assert its right to indemnification under this Article 10, the Indemnified Party shall promptly notify the other party (the “Indemnifying Party”) in writing after learning of such claim, and the Indemnifying Party shall be entitled to exclusively control the defense and/or settlement of any such claim. The Indemnified Party shall not settle or compromise any such third-party claim without the Indemnifying Party’s prior written approval. Notwithstanding the foregoing, if the Indemnified Party provides written notice of a third-party claim in accordance with this Section 7.3 and is not notified within ten (10) days thereafter that the Indemnifying Party intends to defend such claim, the Indemnified Party shall be entitled to defend, settle and/or compromise such claim without prejudice to its rights to indemnification hereunder. The Indemnified Party shall cooperate fully with the Indemnifying Party, at the Indemnifying Party’s expense, in the investigation, defense and/or settlement of any third-party claim.

7.4.     Limited Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR LOST REVENUES, LOST PROFITS OR OTHER INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL, OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR PERFORMANCE HEREUNDER, WHETHER OR NOT A PARTY HAS BEEN ADVISED BY THE OTHER PARTY OF THE PROBABILITY OF SUCH DAMAGE OR LOSS, AND WHETHER SUCH DAMAGE OR LOSS ARISES IN CONTRACT, TORT, INCLUDING NEGLIGENCE, STRICT LIABILITY OR OTHERWISE. EXCEPT FOR A BREACH OF ARTICLE 6, IN NO EVENT SHALL EITHER PARTY’S LIABILITY OWING TO THE OTHER PARTY OR ANY THIRD PARTIES UNDER THIS AGREEMENT EXCEED THE TOTAL CUMULATIVE AMOUNT ACTUALLY PAID AND OWED TO MINNETRONIX BY CLIENT UNDER THIS AGREEMENT.

7.5.     Disclaimer of Warranties. EXCEPT AS SET FORTH IN SECTION 2.4 AND FOR ANY EXPRESS WARRANTIES THAT MAY BE MADE BY MINNETRONIX IN THE MANUFACTURING ADDENDUM AND/OR SCHEDULES WITH RESPECT TO ANY PRODUCTS, MINNETRONIX MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY SERVICES PERFORMED, OR PRODUCTS OR OTHER ITEMS DELIVERED, BY MINNETRONIX UNDER THIS AGREEMENT.

ARTICLE 8
TERM AND TERMINATION

8.1.     Term. This Agreement shall commence on the Effective Date and shall be perpetual, unless earlier terminated in accordance with Section 8.2.

8.2.     Termination. The parties may terminate this Agreement in accordance with the following provisions:

(a)     The parties may terminate this Agreement at any time by mutual consent in writing.

(b)     Either party may terminate this Agreement upon written notice to the other party if the other party is in material breach of this Agreement and has failed to cure such breach within ninety (90) days after receipt of written notice thereof from the first party.

(c)     Either party may terminate this Agreement at any time immediately upon written notice to the other party if the other party files a petition in bankruptcy, or is adjudicated bankrupt, or takes advantage of the insolvency laws of any state or country, or makes an assignment for the benefit of creditors, or if a receiver, trustee or other court officer is appointed for the other party’s property.

(d)     In addition to Section 2.5 and 9.6, Client may, upon thirty (30) days prior written notice to Minnetronix, terminate a Statement of Work in its sole discretion for any reason.

(e)     Client may, upon twelve (12) months prior written notice to Minnetronix, terminate this Agreement for Client’s convenience on a Product by Product basis, provided that such termination shall not affect any outstanding Purchase Orders; and provided further that, in no event may Client deliver such written notice before the second anniversary of the effective date of the respective Schedule being terminated pursuant to this Section 8.2(e).

(f)     Minnetronix may discontinue supply of any Product under this Agreement by giving Client at least twelve (12) months prior written notice, provided that Client shall have the option to make a “last time buy” to purchase a mutually agreed upon number of units of such Product at the then-current Product revision level for delivery within such twelve (12) month period.

8.3.     Effect of Termination.

(a)     Termination of this Agreement shall not release either party from the obligation to make payment of all amounts then due and payable through the effective date of termination. Upon termination of a Statement of Work, Minnetronix will terminate all Services in progress related to the respective Development Program, including subcontracted services related to such Development Program, in an orderly manner as soon as practicable and in accordance with a schedule agreed to by Client, unless Client specifies in the notice of termination that Services related to the Development Program that are in progress should be completed, and the parties shall comply with such other terms and conditions that may be included in such Statement of Work in contemplation of a possible termination of such Statement of Work. Notwithstanding the immediately preceding sentence, if Client terminates a Statement of Work under Section 2.5, Section 8.2(b) or Section 9.6, Minnetronix will terminate all Services immediately and Client will pay all amounts owed through the last milestone completed. Upon termination of a Schedule, Client shall pay Minnetronix for any previously delivered Products and any Products subject to Purchase Orders which have been completed or are in process at the time of termination and subsequently delivered by Minnetronix in accordance with the terms of this Agreement.

(b)     The provisions of ARTICLE 6 (Intellectual Property Rights), ARTICLE 7 (Indemnification), ARTICLE 8 (Term and Termination) and ARTICLE 9 (Miscellaneous) shall survive the expiration and/or termination of this Agreement. A party’s right to terminate this Agreement shall be without prejudice to any other remedies available to such party at law or in equity. In the event of notification of termination of this Agreement, the parties’ obligations under this Agreement shall continue without interruption through the effective date of such termination.

ARTICLE 9
MISCELLANEOUS

9.1.     Insurance.

(a)     Minnetronix agrees to obtain and maintain the following minimum insurance coverages and limits:

(i) Worker’s Compensation:	Statutory limits in each state in which Minnetronix is required to provide Worker’s Compensation coverage

(ii) Employer’s Liability:	$100,000

(iii) Comprehensive General Liability:	$2,000,000 per occurrence excluding completed products and completed operations

Minnetronix is responsible for any theft, loss, or damage to Client-owned property for which Minnetronix is legally liable.

(b)     Client agrees to obtain and maintain the following minimum insurance coverages and limits (but subject to any deductible or self-insured retention (SIR) which shall not exceed $10,000,000):

(i) Worker’s Compensation:	Statutory limits in each state in which Client is required to provide Worker’s Compensation coverage

(ii) Employer’s Liability:	$100,000

(iii) Comprehensive General Liability:	$2,000,000 per occurrence including completed products and completed operations

(iv) Product Liability Insurance:

From and after such time, if any, that Minnetronix begins manufacturing Products for Client, appropriate and adequate liability insurance for Products naming Minnetronix as Additional Insured on a primary basis

Client assumes responsibility, except as specified above, for any ordinary wear and tear to Client-owned property regardless of location, upon its delivery to Minnetronix or its manufacture or acquisition by Minnetronix on Client’s behalf. This includes, but is not limited to, equipment, materials, parts, assemblies, work in process, finished goods, returned goods, data, documentation, tooling, and any other property of Client.

9.2.     Subcontract Management. Minnetronix is responsible for the management of its subcontractors, suppliers, and/or vendors.

9.3.     Personnel Assignment. Minnetronix reserves the right to assign, or reassign personnel at its sole discretion. At any time, Client may request that any such personnel cease performing the Services, and Minnetronix will adhere to the request, provided the request is reasonable. In the event that such personnel does cease performance of Services at Client’s request, Client and Minnetronix will work together in good faith to identify the impact and resulting responsibility of such action. Minnetronix will provide Client with prior written notice, when feasible, before removing or replacing any such personnel that have a material role in performing the Services.

9.4.     Location of Work. All work will principally be performed at the Minnetronix facility.

9.5.     Assignment. This Agreement shall be enforceable by, inure to the benefit of, and shall be binding upon the successors and assigns of the parties hereto; provided, however, that a party may not assign or transfer its rights and obligations under this Agreement in whole or in part without the prior written consent of the other party, except with respect to an assignment or transfer to any person who succeeds to substantially all of the assets and business of the assigning party to which this Agreement relates.

9.6.     Force Majeure. If performance of this Agreement, or of any obligation hereunder, is prevented, restricted or interfered with by any act or condition beyond the reasonable control of the party affected thereby, including fire or other casualty or accident; strikes or labor disputes; war, terrorist attacks or other violence; or any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental or intergovernmental agency or body, the party so affected shall be excused from such performance to the extent of such prevention, restriction or interference. If such force majeure prevents or delays the performance of Minnetronix hereunder, Client and Minnetronix shall extend the Agreement for a period of time equal to the period of force majeure suffered by Minnetronix. Notwithstanding the foregoing, Client may terminate a Statement of Work upon written notice to Minnetronix if an event of force majeure prevents Minnetronix from performing its obligations under this Agreement for a period of 30 days.

9.7.     Arbitration and Dispute Resolution. The parties shall use all reasonable efforts and negotiate in good faith to resolve any dispute, controversy, or claim arising out of or in connection with this Agreement. If the parties are unable, notwithstanding such good faith negotiation, to settle the matter in controversy, the parties shall submit such unresolved disputes to binding arbitration in accordance with the then current commercial arbitration rules of the International Institute for Conflict Prevention and Resolution (CPR). Any arbitration will take place in Buffalo, New York. The prevailing party in any such arbitration or in any judicial enforcement thereof shall be entitled to its reasonable attorneys’ fees and arbitration costs in addition to any other amount of recovery ordered by such arbitrator or court.

9.8.     Taxes. Any prices set forth in the Statements of Work and/or Schedules are exclusive of any federal, state, or local excise, sales, use or other applicable taxes. Any such taxes (other than income taxes payable by Minnetronix) shall be the responsibility of Client.

9.9.     Severability. Should any provision of this Agreement be finally determined to contravene any applicable law or governmental regulation, such provision shall be automatically terminated and performance thereof by both parties shall be waived to the extent of such contravention. Should such provision be considered by either party to be an essential element of this Agreement, the parties hereto agree to negotiate a new, applicable provision in good faith.

9.10.     Waiver and Discharge. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

9.11.     Notices. Any notice given under this Agreement shall be in writing and shall be deemed given on the earliest of the date the same is: (1) personally delivered, with receipt acknowledged; (2) sent by facsimile, provided the transmission is confirmed in writing, or (3) actually received after being mailed by registered or certified mail, postage prepaid, return receipt requested, or by any overnight delivery service which delivers to the noticed destination and provides proof of delivery to sender. Notices shall be addressed to the intended recipient as follows (or at such other address for a party as shall be specified by like notice):

If to Client:	If to Minnetronix:

QIG Group, LLC [Address] [City/State/ZIP] Attn: [Contact] Fax: [Fax#]	Minnetronix, Inc. 1635 Energy Park Drive St. Paul, MN 55108 Attn: Chief Executive Officer Fax: (651) 917-4066

With a copy to:

Greatbatch Ltd. 10000 Wehrle Drive Clarence, New York 14031 Attention: General Counsel Telephone: 716-759-5623 Facsimile: 716-759-5815

9.12.     Governing Law. This Agreement shall be governed by the laws of the State of New York without regard to any choice of law provisions thereof.

9.13.     Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.14.     Equitable Relief. Because each party will have access to and become acquainted with confidential and proprietary information of the other party, the unauthorized use or disclosure of which could cause irreparable harm and significant injury which may be difficult to ascertain and for which there is no adequate remedy at law, each party agrees that the other party will have the right to seek enforcement of this Agreement by injunction or other equitable relief in any court of competent jurisdiction, without the necessity of proving actual damages or posting any bond, in addition to any other rights and remedies each party may have for the other party’s breach of this Agreement.

9.15.     Attorneys’ Fees. In the event of any legal action or proceeding arising out of or resulting from this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and expenses incurred in such action.

9.16.     Complete Agreement. This Agreement constitutes the entire agreement between Client and Minnetronix with respect to its subject matter, and supersedes any and all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter. No amendment or modification to this Agreement shall be binding unless in writing and signed by duly authorized representatives of both parties. To the extent any terms and conditions of this Agreement conflict with the terms and conditions of any invoice, Purchase Order or Purchase Order acknowledgement placed hereunder, the terms and conditions of this Agreement shall govern and control.

9.17.     Interpretive Rules. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) defined terms include the plural as well as the singular (and vice versa) and the use of any gender shall be deemed to include the other gender; (b) references to “Articles,” “Sections” and other subdivisions and to “Schedules” without reference to a document, are to designated Articles, Sections and other subdivisions of, and to Schedules to, this Agreement; (c) unless otherwise set forth herein, the use of the term “including” means “including but not limited to”; and (d) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision.

9.18.     Counterparts. This Agreement may be executed by facsimile in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

Each party is signing this business agreement on the date stated below that party’s signature.

MINNETRONIX, INC.		QIG GROUP, LLC

By:	/s/ Dirk Smith	By:	/s/ Anthony Borowicz
	Name: Dirk Smith		Name: Anthony Borowicz
	Title: VP of Business Development		Title: VP Finance

Date: April 30, 2009		Date: May 1, 2009